CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (File No. 2-9517) (“Registration Statement”) of our report dated November 11, 2011, relating to the financial statements and financial highlights of Putnam American Government Income Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PriceWaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2012